Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of February 1, 2007 by and between Global GP LLC, a Delaware limited liability company (the “Company”), and Edward J. Faneuil (the “Executive”).

WHEREAS, the Company and the Executive have agreed that the Executive will be employed as the Company’s Executive Vice President and General Counsel; and

WHEREAS, the Company and the Executive mutually desire to formalize the employment arrangement of the Executive and to agree upon the terms of the Executive’s employment by the Company and, in addition, to agree as to certain benefits of said employment; and

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive hereby agree as follows:

1.             Employment and Term of Employment.  Effective as of July 1, 2006 (the “Effective Date”) and continuing for the period of time set forth herein, the Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.  Unless sooner terminated pursuant to other provisions herein, the Company agrees to employ the Executive for the period beginning on the Effective Date and ending on December 31, 2008 (the “Initial Term”). In the event that the Company and the Executive renew this Agreement for one or more additional periods, each of the Initial Term and any renewal periods shall be referred to as the “Term.”

2.             Position and Duties.  During the Term, the Company shall employ the Executive as the Executive Vice President and General Counsel of the Company, or in such other positions as the parties mutually agree.  The Executive shall have such powers and duties and responsibilities as are customary to such position and as are assigned to the Executive by the Board of Directors or the Chief Executive Officer and President of the Company in connection with the Executive’s service as chief legal officer of the Company.  The Executive’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

3.             Other Interests.  During the Term, the Executive shall devote such of his working time, attention, energies and business efforts to his duties and responsibilities as the Executive Vice President and General Counsel of the Company as are reasonably necessary to carry out the duties and responsibilities generally pertaining to that office.  During the Term, the Company and the Executive agree that with the prior approval of the Board of Directors of the Company (the “Board”), the Executive may engage in other business activities that do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties and responsibilities hereunder.

4.             Duty of Loyalty; Indemnification.

(a)           The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty to act at all times in the best interests of the Company.  In keeping with such duty, the Executive shall make full disclosure to the Company of all business opportunities that come to his attention pertaining to the business of the Company or any of its subsidiaries and shall not act upon or appropriate for the Executive’s own benefit business opportunities concerning the business of the Company or any of its subsidiaries without the express written  permission of the Board.

(b)           The Company shall indemnify the Executive to the extent permitted by the Company’s first amended and restated limited liability company agreement, as may be amended from time to time, and by applicable law, against all reasonable costs, charges and expenses, including, without limitation, reasonable attorneys’ fees, incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer, director or employee of the Company or its affiliates.  In connection with the foregoing, the Executive will be covered under any liability insurance policies that protect other officers of the Company or its affiliates, subject to the terms and conditions of such policies.

5.             Place of Performance.  Subject to such business travel from time to time as may be reasonably required in the discharge of his duties and responsibilities as the Executive Vice President and General Counsel of the Company, the Executive shall perform his obligations hereunder in, or within forty (40) miles of, Waltham, Massachusetts.

6.             Compensation.

(a)           Base Salary.  During the Term, the Executive shall be entitled to a base salary as described in this paragraph 6(a).  The Executive shall receive a base salary for the twelve (12) month period commencing on the Effective Date (the “Initial Period”) of Three Hundred Fifty-Eight Thousand Fifty and 00/100 ($358,050.00) Dollars. Thereafter, the Executive’s base salary will be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) from time to time, but no less frequently than annually, at which time the Executive’s base salary may be adjusted in the discretion of the Compensation Committee.  The Executive’s base salary, as established in accordance with this paragraph 6(a), is hereafter referred to as “Base Salary”.  The Base Salary shall be paid in equal installments pursuant to the Company’s customary payroll policies and procedures in force at the time of payment.

(i)            Bonus.   During the Term, the Executive shall be entitled to receive discretionary bonuses as may be authorized by the Compensation Committee.

(ii)           All bonuses hereunder, if any, shall be paid to the Executive no later than March 15 of the calendar year immediately following the calendar year in which such bonuses are earned.

(iii)          Long-Term Incentive Plan/Secondary Bonus Arrangement.  As of the date hereof, the Company has not implemented a long-term incentive plan as otherwise preliminarily described in Global Partners LP’s prospectus for its initial public offering (the “LTIP”).  If and when the LTIP is implemented, the Executive will be eligible to participate in the LTIP on the same general basis as the other executive officers of the Company, but the terms and the economic level of the Executive’s participation shall be determined by the Compensation Committee, in its discretion.

(b)           Expenses.  During the Term, the Company shall pay or reimburse the Executive for all reasonable expenses incurred by the Executive on business trips, and for all other business and entertainment expenses reasonably incurred or paid by him during the Term in the performance of his services under this Agreement, in accordance with past practice and with the Company’s expense reimbursement policy as in effect from time to time upon  presentation of expense statements or vouchers or such other supporting documentation as the Company may reasonably require.

(c)           Fringe and Employee Benefits.  During the Term, the Executive shall be entitled to participate in the Company’s health insurance, pension, 401(k) and other employee benefit plans (as such plans may be amended by the Company from time to time in its discretion, subject to any applicable laws, rules, and regulations and the terms of such plans) in accordance with the terms of such plans and the Company’s policies and on the same general basis as other employees of the Company.  During the Term, the Company will also provide the Executive with additional fringe benefits consistent with benefits provided to the Executive under prior arrangements and in accordance with past practice, with those benefits listed on attached Exhibit “A”, and with such other benefits as may be approved by the Compensation Committee of the Board of Directors of the Company. Nothing in this Agreement shall be construed as limiting the ability of the Company to amend or terminate any employee benefit plan or Company policy.

(d)           Vacation.  During the Term, the Executive shall be eligible for four (4) weeks of paid vacation each calendar year in accordance with the normal vacation policy or plan of the Company.

7.             Termination.

(a)           Definitions.  For purposes of this Agreement, a “Change in Control” shall occur on the date that any one person, entity or group (other than Alfred Slifka, Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires ownership of the membership interests of the Company that, together with the membership interests of the Company already held by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of the Company; provided, however, if any one person, entity or group is considered to own more than 50% of the total voting power of the membership interests of the Company, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control.  The definition of “Change in Control” shall be interpreted, to the extent applicable, to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the provisions of Treasury Notice 2005-1, Proposed Treasury Regulation Section 1.409A and any successor statute, regulation and guidance thereto; provided, however, an interpretation in compliance with Section

409A of the Code shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.  For purposes of this Agreement, “Constructive Termination” shall mean termination of the Executive’s employment by the Executive as a result of (i) a breach by the Company of a material provision of this Agreement, which breach is not cured within thirty (30) days of the Company’s receipt of notice of such breach from the Executive, (ii) the failure of any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with the terms of paragraph 14 hereof, which failure is not cured within thirty (30) days of the Company’s receipt of notice of such failure from the Executive, or (iii) any material diminution, without the Executive’s written consent, in the Executive’s working conditions consisting of (A) a material reduction in the Executive’s duties and responsibilities as Executive Vice-President and General Counsel of the Company, (B) any change in the reporting structure so that the Executive no longer reports to the President or Chief Executive Officer of the Company, or (C) a relocation of the Executive’s place of work further than forty (40) miles from Waltham, Massachusetts.  For purposes of clarification, Constructive Termination shall not include a change in reporting structure as a result of the Company becoming a subsidiary of an unrelated entity, including, without limitation, a change whereby the Executive is not the chief legal officer or general counsel of the acquiring or parent entity or must report to the chief legal officer or general counsel of a currently unaffiliated parent corporation or entity.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (I) state the effective date of such termination, (II) indicate the specific termination provision in this Agreement relied upon, and (III) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)           Death and Disability.  The Executive’s employment hereunder shall terminate automatically upon his death.  The Company, in its discretion, may terminate the Executive’s employment hereunder due to the Executive’s Disability.  For purposes of the Agreement, “Disability” shall mean a physical or mental disability or impairment which renders the Executive unable, with or without reasonable accommodation, to perform the essential functions of the Executive’s duties to the Company for a period of at least ninety (90) consecutive days and, following the expiration of the initial 90-day period, the Company has received the opinion of a medical doctor or other appropriate health care provider, in either case selected solely by the Company, that such physical or mental disability or impairment is expected to continue for at least an additional ninety (90) consecutive days.

(c)           Termination by the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause following (i) reasonable notice to the Executive setting forth in detail the nature of such Cause and the date and time established for a hearing before the Board of Directors of the Company, (ii) an opportunity to be heard before the Board of Directors of the Company at the conclusion of such notice period, at which the Executive shall be entitled to representation by counsel and (iii) a determination by a majority vote of the Board that the Company has Cause to terminate Executive’s employment.   For the purposes of this Agreement, “Cause” shall mean the Executive (i) has engaged in gross negligence or willful misconduct in the performance of his duties, (ii) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or any of its subsidiaries (including the unauthorized disclosure of any material secret, confidential and/or proprietary information, knowledge or data of the Company or any of its subsidiaries); (iii) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony or (iv) has breached any material provision of this Agreement, which breach is not cured within thirty (30) days of Executive’s receipt of written notice of such breach; provided, however, there shall be no opportunity to cure a breach of either Section 11 or 12 of this Agreement.

(d)           Termination by the Company Without Cause.  The Company may immediately terminate the Executive’s employment hereunder without Cause, by giving a sixty (60)-day Notice of Termination to the Executive.

(e)           Termination by the Executive.  The Executive may terminate his employment hereunder at any time for any reason whatsoever, in the sole discretion of the Executive, by giving a sixty (60)-day Notice of Termination to the Company.

(f)            Constructive Termination; Breach by the Company.  Notwithstanding any other provision hereof, the Executive may terminate his employment hereunder for Constructive Termination if the Executive gives Notice of Termination, and the Company does not take the actions necessary to eliminate the circumstances constituting the basis for Constructive Termination within thirty (30) days after receipt of such Notice of Termination.

(g)           Deemed Resignation.  If the Executive’s employment is terminated for any reason, then such termination shall constitute an automatic resignation of the Executive as an officer of the Company and each affiliate of the Company, and, if applicable, an automatic resignation of the Executive from the Board of Directors of the Company and from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any of its affiliates holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company’s or such affiliate’s designee or other representative.

(h)           Return of Company Property. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its affiliates, whether or not prepared by the Executive, and any copies, in whole or in part thereof, and other Company property, including without limitation, computers, cell phones, other electronic devices, discs and customer lists (the “Property”) shall be the exclusive property of the Company. Executive agrees to safeguard all Property and to surrender to the Company upon termination of his employment or at such earlier time or times as the Company’s Chief Executive Officer or his designee may specify, all Property then in his possession or control.

8.             Compensation Upon Termination.  Upon termination of the Executive’s employment for any reason, the Executive shall receive payment of (i) the Executive’s Base Salary, as then in effect, through the date of termination of employment (the “Date of Termination”), (ii) all the Executive’s earned, but unpaid, bonuses, and (iii) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to the Executive through the Date of Termination in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”).  In addition, the following shall apply:

(a)           Termination for Cause; Voluntary Termination; Termination Due to Death.  If the Executive’s employment is terminated by the Company for Cause, by the Executive voluntarily (for reasons other than Constructive Termination), or by reason of the Executive’s death, then the Executive (or his estate, if applicable) will receive payment of the Accrued Obligations, but Executive shall not be entitled to any other compensation or benefits from the Company, except to the extent provided under any Company benefit and/or compensation plan or as may be required by law.

(b)           Termination by the Company Without Cause; Constructive Termination.  If the Executive’s employment is terminated by the Company without Cause or by the Executive for Constructive Termination, then the Company shall pay to the Executive an amount equal to the Base Salary as in effect on the Date of Termination, multiplied by two (2) (the “Severance Amount”).  The Executive shall be paid the Severance Amount in twenty-four (24) equal monthly installments commencing on the first day of the month following the Date of Termination. In addition, the Company shall provide health care continuation coverage benefits to the Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and shall continue to pay the applicable percentage of the medical insurance premium the Company pays for active employees towards Executive’s COBRA coverage during the Executive’s applicable COBRA coverage period not to exceed a maximum of eighteen (18) months following the Date of Termination.  The Company’s obligation to provide COBRA benefits to the Executive shall be subject to the Executive making an effective election in accordance with COBRA. Notwithstanding the foregoing, in no event may the Executive terminate his employment for Constructive Termination pursuant to circumstances described in paragraph 7(a)(iii) until after a Change in Control occurs.  In exchange for and as a requirement to receive the compensation set forth in this Section 8(b) of this Agreement, the Executive and Company (and its affiliates) shall negotiate, in good faith, and enter into a general release of claims accrued as of the date thereof in favor of the Company and its affiliates.  The form and scope of such release shall be acceptable to the Company and its affiliates, the approval of which shall not be unreasonably withheld by the Company and its affiliates.

(c)           Delay in Payments.  Notwithstanding any other provision with respect to the timing of payments under paragraph 8(b) or other payments subject to Section 409A(a)(2)(B) of the Code, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under paragraph 8 which are subject to Section 409A of the Code (and not otherwise exempt from its application) or other payments subject to Section 409A(a)(2)(B) of the Code will be withheld until the first business day of the seventh month following the Date of Termination, at which time the Executive shall be paid an aggregate amount equal to six (6) months of payments otherwise due to the Executive, as applicable.  After the first business day of the seventh month following the Date of Termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of paragraph 8(b) or other payment arrangements subject to Section 409A(a)(2)(B) of the Code, as applicable.

9.             Gross Up Payments.  The Company will reimburse the Executive for any and all federal excise taxes and penalties (other than penalties imposed as a result of the Executive’s actions), and any taxes imposed upon such reimbursement amounts, including, but not limited to, any federal, state and local income taxes, employment taxes, and other taxes, if any, which may become due pursuant to the application of Sections 4999 of the Code on any payments to the Executive in connection with this Agreement.

10.           Section 409A.  The parties hereto intend that this Agreement comply with the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”).  If any provision provided herein results in the imposition of an additional tax under the provisions of Section 409A, the Executive and the Company agree that any such provision will be reformed to avoid imposition of any such additional tax in the manner that the Executive and the Company mutually agree is appropriate to comply with Section 409A.  Notwithstanding the foregoing, and other than as set forth in Section 9 of this Agreement, the Company makes no guarantee of any tax consequences under any Section of the Code or state tax laws, including, without limitation, Section 409A of the Code.

11.           Non-competition; Nonsolicitation.

(a)           During the Term and, in the event that the Executive’s employment is terminated for any reason, then for a period of two (2) years following the Date of Termination the Executive shall be prohibited from working (as an employee, consultant, advisor, director or otherwise) for, engaging in or acquiring or investing in any business having assets engaged in the following businesses in New England and other jurisdictions in which the Company is conducting business as of the Date of Termination (the “Restricted Businesses”):  (i) wholesale marketing, sale, distribution and transportation of petroleum products; (ii) the storage of petroleum products in connection with any of the activities described in (i); (iii) bunkering; and (iv) the wholesale or retail sale or distribution of petroleum or gasoline products, unless the Chief Executive Officer of the Company and the Board approve such activity. Notwithstanding any provision of this paragraph 11 to the contrary, the Executive may (x) own up to 3% of a publicly traded entity that is engaged in one or more of the Restricted Businesses and (y) with the prior consent of the Company, may serve as a director of an entity that is engaged in one or more of the Restricted Businesses.  If any court determines that any of the provisions of this paragraph 11 are invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this paragraph 11, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

(b)           During the Term and, in the event that the Executive’s employment is terminated pursuant for any reason, then for a period of two (2) years following the Date of Termination, the Executive shall not, without the prior written consent of the Company:

(i)            Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of engaging in any Restricted Business, any customers of the Company, or any prospective customers with respect to which the Company has made a sales presentation (or similar offering of services).

(ii)           Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company within the immediately preceding 12-month period or any parent or affiliate of the Company to leave the services of the Company or any parent or affiliate for any reason.

12.           Confidential Information; Unauthorized Disclosure.

(a)           During the Term and for the period ending two (2) years following the Date of Termination, the Executive shall not, without the written consent of the Board of Directors of the Company or a person authorized thereby, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as the Executive Vice President and General Counsel of the Company, any secret, confidential and/or proprietary information, knowledge or data obtained by him while in the employ of the Company or any of its affiliates with respect to the Company or any of its subsidiaries and their respective businesses, the disclosure of which he knows or should know will be damaging to the Company or any of its subsidiaries; provided however, that such information, knowledge or data shall not include (i) any information, knowledge or data known generally to the public (other than as a result of unauthorized disclosure by the Executive) or (ii) any information, knowledge or data which the Executive may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(b)           The Executive acknowledges that money damages would not be sufficient remedy for any breach of this paragraph 12 by the Executive, and the Company or its subsidiaries shall be entitled to enforce the provisions of this paragraph 12 by seeking specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this paragraph 12 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive and his agents.

13.           Payment Obligations Absolute.  Except as specifically provided in this Agreement, the Company’s obligation to pay the Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else.  All amounts payable by the Company shall be paid without notice or demand.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

14.           Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires a majority of the equity interests of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to the Executive this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations thereunder. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to all or substantially all of its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.           Assignment.  The Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution, or delegate his duties or obligations hereunder.

16.           Governing Law.  The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.

17.           Entire Agreement.  This Agreement and the Deferred Compensation Agreement between the parties dated as of the date hereof constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter.  Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and the Deferred Compensation Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior employment and severance agreements, if any, by and between the Company and the Executive.

18.           Modification.  Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

19.           No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.           Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

22.           Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

23.           Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

24.           Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the parties at their addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith except that notices of change of address shall be effective only upon receipt.

If to the Company:

Global GP LLC
P.O. Box 9161
800 South St.
Waltham, Massachusetts 02454-9161
Attention: President and Chief Executive Officer and the Chairman of the Board

with a copies to:

Alan P. Baden
Vinson & Elkins L.L.P.
666 Fifth Avenue
25th Floor
New York, New York 10103

Thomas M. Greene
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111

If to the Executive:

Edward J. Faneuil
56 Gatewood Drive
Needham, Massachusetts 02492

with a copy to:

Michael A. Hickey
Kirkpatrick & Lockhart Preston Gates Ellis LLP
One Lincoln Street
Boston, Massachusetts 02111

IN WITNESS WHEREOF, the parties have executed this Agreement as of February 1, 2007.

GLOBAL GP LLC

By:	/s/Eric Slifka
Eric Slifka
President & CEO

EDWARD J. FANEUIL

/s/Edward J. Faneuil

EXHIBIT A

ADDITIONAL BENEFITS

The Company shall reimburse Executive for all dues, fees and assessments in connection with Executive’s golf club membership at Pine Brook Country Club.